Exhibit 10.6

MANAGING DIRECTOR SERVICE AGREEMENT

entered into by and between

Peter Frauenknecht

and

Atotech Deutschland GmbH

Erasmusstrasse 20

10553 Berlin

Germany

- hereinafter referred to as the “Company” -

(the Company and Mr. Frauenknecht together hereinafter referred to as the “Parties”)

Art.1

Appointment / Area of Responsibility

1.	With effect as of 10 April 2017, Mr. Frauenknecht will be appointed as a managing director of the Company.

2.	Mr. Frauenknecht shall act as CFO of Atotech group and in this function he shall devote his full working capacity to the Company and shall promote its interests to the best of his abilities.

3.

Upon the Company’s request, Mr. Frauenknecht shall also assume responsibilities in companies affiliated with the Company in the meaning of sections 15 et seqq. of the German Stock Corporation Act (“Affiliated Company”), e.g. as a managing board member, managing director, supervisory board member or similar executive officer. At the request of the Company, at the latest on the termination of his service relationship, Mr. Frauenknecht shall resign from such offices with immediate effect. Except as otherwise agreed upon by the Parties, the assumption of such responsibilities shall not establish any additional employment contract or service agreement. Any remuneration received in relation to such additional responsibilities shall be offset against the remuneration entitlements under this agreement.

4.

Mr. Frauenknecht shall perform his duties and responsibilities in compliance with all statutory provisions and in compliance with the articles of association of the Company, as amended from time to time. Should the Company adopt by-laws for the managing directors, Mr. Frauenknecht shall comply with such by-laws, as amended from time to time, as well.

5.

Mr. Frauenknecht currently has his regular office in Berlin (Germany). The Company is entitled at its reasonable discretion to relocate the regular office. Mr. Frauenknecht shall have to travel nationally and internationally as required by business purposes.

Art.2

Compensation

1.	The Company shall pay to Mr. Frauenknecht the following compensation for his services:

a)

an annual fixed base salary in the amount of EUR 375,000 gross (“Fixed Base Salary”), subject to mandatory deductions including tax and national social insurance contributions. The Fixed Base Salary shall be paid in twelve equal monthly instalments at the end of the respective calendar month and will be transferred to a domestic bank account nominated by Mr. Frauenknecht. If the service relationship commences or terminates during an ongoing calendar year, the Fixed Base Salary for this calendar year shall be calculated on a pro rata temporis basis.

b)

an annual variable performance related bonus of 100% of the Annual Fixed Base Salary (“Annual Bonus”) subject to the full achievement (100%) of economic and performance related objectives to be determined by the Company at its own discretion on an annual basis. In case of overachievement of the objectives the maximal Annual Bonus is capped at 200% of the Annual Fixed Base Salary. Any Annual Bonus shall be paid by the end of April of the following year at the latest and will be transferred to a domestic bank account nominated by Mr. Frauenknecht. If the service relationship commences or terminates during an ongoing calendar year, the Annual Bonus for this calendar year shall be calculated on a pro rata temporis basis subject to the achievement of the relevant bonus objectives.

2.

The compensation provided for in Art. 2 para. 1 of this agreement shall be deemed full consideration for all services performed by Mr. Frauenknecht, including any services for Affiliated Companies and any services Mr. Frauenknecht may for operational reasons be required to perform outside the Company’s regular business hours.

Art.3

Company Car

Mr. Frauenknecht shall be entitled to a monthly company car allowance up to EUR 966 gross and a company fuel card in accordance with the Company’s policy as amended from time to time.

Art. 4

Expenses; Moving cost; House Allowance; Home Flights; Insurances

1.

The Company shall reimburse Mr. Frauenknecht for reasonable expenses incurred in performing the agreed services (e.g. travel and lodging etc.) in accordance with all tax provisions and the Company’s expense policies, as amended from time to time, subject to presentation of appropriate documents in support of those expenses.

2.

The Company shall reimburse Mr. Frauenknecht for moving cost resulting from his move from                      to the Berlin area up to EUR 4,000 gross provided that the move takes place within the first six months of his service relationship with the Company.

3.

For the first six months of Mr. Frauenknecht’s service relationship with the Company, the Company shall pay Mr. Frauenknecht a monthly housing allowance for an apartment in the Berlin area of up to EUR 1,800 gross per month.

4.	For up to six months as of the commencement of this agreement, the Company shall reimburse Mr. Frauenknecht for the flight cost for four return flights (economy) between Berlin and Munich per month.

5.	The Company shall take out accident insurance for Mr. Frauenknecht as per Company’s policy. Such insurance shall provide Mr. Frauenknecht or his heirs with benefits up to the following amounts:

•	EUR 210,000 in the event of death

•	EUR 420,000 in the event of disability

Any claim to benefits shall be subject to the terms and conditions of the applicable insurance policy.

6.

The Company shall take out whole life insurance for Mr. Frauenknecht as per Company’s policy. Such insurance shall provide Mr. Frauenknecht’s heirs or a person nominated by Mr. Frauenknecht in writing with a lump sum payment amounting up to 200% of the Fixed Base Salary. Any claim to benefits shall be subject to the terms and conditions of the applicable insurance policy.

7.

The Company agrees to obtain D&O insurance (Directors & Officers Liability Insurance) for Mr. Frauenknecht and to maintain it during the entire duration of the employment or to include Mr. Frauenknecht in an existing D&O insurance as an insured person.

Art. 5

Prevention from Work; Continued Payment of Compensation in the Event of Illness or Accident

1.	In the event that Mr. Frauenknecht is prevented from the performance of his duties, he shall inform the Company immediately and keep it informed.

2.

In the event Mr. Frauenknecht is temporarily prevented from work due to sickness or accident, he shall be entitled to continued payment of compensation as stipulated in Art. 2 para. 1 lit. a) of this agreement for a maximum period of three months in any given calendar year or until the termination of his service relationship, whichever event occurs first. For the same time of such disability Mr. Frauenknecht shall also retain his bonus claim as defined in Art. 2 para. 1 lit. b) of this agreement subject to the achievement of the relevant bonus objectives. After this time, the Annual Bonus shall be reduced by 1/12th for each started month during which he remains absent from work.

3.

Mr. Frauenknecht assigns to the Company all damage claims other than damages for pain and suffering where Mr. Frauenknecht is injured by a third party insofar and to the extent that the Company continues paying Mr. Frauenknecht’s remuneration according to this agreement.

Art. 6

Vacation

Mr. Frauenknecht shall be entitled to a vacation of 30 working days per full calendar year. For the purposes of this provision, “working day” shall mean all business days with the exception of Saturdays. In the event the service relationship does not subsist for full twelve months during one calendar year, the vacation entitlement shall be calculated on a pro-rata basis. The duration and dates of each vacation shall be coordinated with the other managing directors of the Company. The vacation days that have accrued during any one calendar year shall be used by 30 April of the following year; otherwise they shall be forfeited without any compensation.

Art. 7

Private Pension Provision

The Company shall pay Mr. Frauenknecht on an annual basis an amount of EUR 100,000 gross which he may use to set up his own private pension provision (“Private Pension Payment”). The Private Pension Payment shall be subject to mandatory deductions including tax and national social insurance contributions and shall be paid by the end of November of a relevant calendar year. If the service relationship commences or terminates during an ongoing calendar year or Mr. Frauenknecht is prevented from work due to sickness or accident for more than three months in a given calendar year, the Private Pension Payment for this calendar year shall be calculated on a pro rata temporis basis.

Art. 8

Secondary Employment / Non-Compete

1.

Any secondary employment, whether compensated or uncompensated, that could affect the interests of the Company or any Affiliated Company shall require the prior approval of the Company, whereby the Company shall grant its approval unless the envisaged secondary employment impairs legitimate interests of the Company (e.g. inter alia confidentiality or non-compete issues, in particular, but not limited to, with view to the restrictions set out in Art. 8 para. 2 of this agreement). The Company may revoke any prior granted approval at any time, if such revocation is justified by legitimate interests of the Company taking into account also Mr. Frauenknecht’s interests.

2.

For the duration of the service relationship, Mr. Frauenknecht undertakes to refrain from working in any form – be it as an executive, employee, consultant or on a self-employed or any other basis – for

•	an undertaking which competes directly or indirectly with the Company or an Affiliated Company or which is affiliated with such competing undertaking, or

•

an undertaking that is among the top 10 customers in terms of turnover of the general metal finishing division or the top 10 customers in terms of turnover of the electronics division in the last available consolidated financial results of Atotech Group.

Mr. Frauenknecht shall likewise be prohibited from setting up, acquiring or holding a direct or indirect interest in such an undertaking during his service relationship with the Company.

Furthermore, Mr. Frauenknecht shall be prohibited from advising or supporting, directly or indirectly, customers of the Company or Affiliated Companies as regards an optimization of their purchasing of products or services of the Company or Affiliated Companies, or suppliers of the Company or Affiliated Companies as regards an optimization of their sale of products or services to the Company or Affiliated Companies during his service relationship with the Company.

Finally, Mr. Frauenknecht shall also be prohibited from soliciting or enticing away officers, directors or employees of the Company or Affiliated Companies during his service relationship with the Company.

Art. 9

Duty of Confidentiality

1.

Mr. Frauenknecht agrees to keep confidential all matters of a confidential nature concerning the Company or Affiliated Companies which he learns about through his services for the Company or Affiliated Companies and have not already become public knowledge in a lawful manner and without any breach of confidentiality. In particular, this duty of confidentiality applies to all trade and business secrets. This duty also applies against employees of the Company and Affiliated Companies unless those employees are authorized or entitled to learn about such confidential matters by reason of their position. Mr. Frauenknecht’s duty of confidentiality shall survive the termination of his service relationship with the Company.

2.

The duty of confidentiality shall not apply to the extent that Mr. Frauenknecht is obliged by statutory law to disclose information to third parties. In such a case Mr. Frauenknecht shall inform the Company about any disclosure at least one week in advance if reasonably possible. If this is not reasonably possible, Mr. Frauenknecht shall inform the Company without undue delay.

Art. 10

Return of Property

Following termination of the service relationship or Mr. Frauenknecht’s release from duty to work pursuant to Art. 12 para. 6 of this agreement, he shall, of his own accord, return to the Company all objects due to the Company or any Affiliated Company in his possession, including all documents, notes and instruments as well as other data stored by technical means, including any copies thereof. The right to retain any documents, objects or data defined in this section is hereby expressly excluded.

Art. 11

Exclusive License to Use Work Results; Inventions

1.

All work results produced by Mr. Frauenknecht in the performance of his duties and responsibilities shall be the exclusive property of the Company. To the extent that such work results are protected by copyright, Mr. Frauenknecht hereby grants the Company the exclusive and unlimited license to use such work results in all forms conceivable now or at a later date. This exclusive license shall survive termination of this agreement. Mr. Frauenknecht shall not be entitled to any additional compensation for the exclusive license granted to the Company hereunder. The compensation stipulated in this agreement shall be deemed full and adequate consideration for the exclusive license granted to the Company hereunder.

2.

The Company shall be entitled to exclusive use of any inventions and proposed technical improvements, as well as any patents, utility models and designs, etc., developed by Mr. Frauenknecht in the context of the performance of his duties under this agreement without additional payment. The German Act on Employees’ Inventions (Arbeitnehmererfindungsgesetz) shall apply, except for the provisions providing for inventor’s claim to compensation.

Art. 12

Term of Service and Termination

1.	This service agreement shall enter into force on 10 April 2017.

2.

This service agreement shall have an initial term until the expiry of 31 March 2019 which shall automatically be extended by twelve months unless the service agreement has been terminated by one of the Parties by no later than six months prior to the expiry of the relevant term.

3.

Furthermore, the service relationship shall end, without notice of termination being required, by the end of the calendar month in which Mr. Frauenknecht attains the ordinary retirement age of the statutory pension insurance.

4.	The right to terminate this service agreement for cause with immediate effect according to § 626 BGB shall not be affected.

5.	Any notice of termination shall only be valid if made in writing.

6.

In case of revocation of Mr. Frauenknecht’s appointment or his resignation from his office as managing director of the Company, the Company shall have the right to release Mr. Frauenknecht from his duty to work (such release being either irrevocable or in a form that it can be revoked), provided that the Company shall continue to pay the compensation pursuant to Art. 2 para. 1 lit. a) of this agreement. In the event of an irrevocable release of Mr. Frauenknecht from his duty to work, the time of such release shall be offset against any outstanding vacation claims.

7.	For the avoidance of doubt, nothing in this agreement shall prevent the Company or limit the Company’s right to revoke Mr. Frauenknecht’s appointment as managing director of the Company.

Art. 13

Post Contractual Non-Compete

1.

Mr. Frauenknecht shall be prohibited, for a period of 18 months (the Restricted Period) after the end of his service relationship with the Company, from working in any form – be it as an executive, employee, consultant or on a self-employed or any other basis – for

•	an undertaking which competes directly or indirectly with the Company or an Affiliated Company or which is affiliated with such competing undertaking, or

•

an undertaking that is among the top 10 customers in terms of turnover of the general metal finishing division or the top 10 customers in terms of turnover of the electronics division in the last available consolidated financial results of Atotech group, being before the end of Mr. Frauenknecht’s employment.

Mr. Frauenknecht shall likewise be prohibited from setting up, acquiring or holding a direct or indirect interest in such an undertaking during the Restricted Period.

Furthermore, Mr. Frauenknecht shall be prohibited from advising or supporting, directly or indirectly, customers of the Company or Affiliated Companies as regards an optimization of their purchasing of products or services of the Company or Affiliated Companies, or suppliers of the Company or Affiliated Companies as regards an optimization of their sale of products or services to the Company or Affiliated Companies during the Restricted Period.

Finally, Mr. Frauenknecht shall also be prohibited from soliciting or enticing away officers, directors or employees of the Company or Affiliated Companies during the Restricted Period.

2.

The geographic scope of the post-contractual non-compete obligations shall apply to activities in or in relation to Germany, China and the United States of America or any country in which the Atotech group (taken as a whole) is generating 5 per cent or more of the turnover of the Atotech group (taken as a whole) in the last, i.e. before the end of the employment, available consolidated financial results of the Atotech group.

3.

During the Restricted Period, Mr. Frauenknecht shall receive a non-compete compensation which amounts, for every year in which the post-contractual non-compete obligations apply, to 50% of the total remuneration most recently received by him under this agreement (“Non-Compete Compensation”). Any other non-compete compensation paid by another company of Atotech group that relates to the Restricted Period shall also be deemed to be compensation for the post-contractual non-compete obligations under this agreement. Thus, Mr. Frauenknecht’s total non-compete compensation that he receives from the Company and any other company of the Atotech group during the Restricted Period shall in any case not exceed the Non-Compete Compensation. Subject to any mandatory deductions including tax and national social insurance contributions, if applicable, the Non-Compete Compensation shall be paid in equal monthly instalments at the end of the respective calendar month and will be transferred to a domestic bank account nominated by Mr. Frauenknecht. Since the Restricted Period will not last two full years, insofar the Non-Compete Compensation shall be calculated on a pro rata temporis basis.

4.	Mr. Frauenknecht must allow any other earnings received by him to be deducted from his Non-Compete Compensation pursuant to sect. 74c German Commercial Code. During the Restricted

Period, Mr. Frauenknecht must, without being asked to do so, submit a written statement to the Company at the end of each quarter on whether he received income from other sources and if so to what amount. If requested by the Company, Mr. Frauenknecht shall be obliged to submit proof of his other earnings.

5.

The Company shall be entitled to waive compliance with the post-contractual non-compete obligations prior to the expiration of Mr. Frauenknecht’s service relationship with the Company. In case of such waiver, Mr. Frauenknecht shall be released from the post-contractual non-compete obligations with immediate effect, while the Company’s obligation to pay the Non-Compete Compensation pursuant to this agreement shall end six months after the declaration of such waiver.

6.

For each action resulting in a culpable breach of the post-contractual non-compete obligations set out above, Mr. Frauenknecht shall pay a contractual penalty equal to the gross monthly instalment received by him pursuant to Art. 2 para. 1 lit. a) of this agreement. Should the breach consist of participating in the capital of a competing undertaking or entering into a contract for the performance of a continuing obligation (e.g. an employment, service, commercial agency or consultancy contract), the contractual penalty shall be imposed anew for each full or partial month in which the capital participation or the contract for the performance of a continuing obligation exists (the Ongoing Breach). Multiple breaches shall each trigger a separate contractual penalty, possibly also more than once within one month. However, if individual breaches occur within the scope of an Ongoing Breach, they shall be covered by the contractual penalty owed for the Ongoing Breach. Where several contractual penalties are imposed during a twelve months period, the total amount of the penalties to be paid shall be limited to six times the gross monthly instalment in the meaning of Art. 2 para. 1 lit. a) of this agreement. The Company reserves the right to assert damages over and above the contractual penalty imposed, as well as to assert all other statutory claims and legal consequences arising from a breach (e.g. injunctive relief, forfeiture of the Non-Compete Compensation for the duration of the breach, etc.).

7.

The post-contractual non-compete obligations shall also apply in respect of any legal successor of the Company; it shall in particular pass to an acquirer should the Company be sold. Mr. Frauenknecht agrees to the transfer of the rights arising from this article to any legal successor.

8.

Unless explicitly otherwise agreed in this agreement, the provisions of sections 74 et seq. German Commercial Code, in particular section 74a para. 1 of the German Commercial Code, shall apply except for section 75 para. 2 German Commercial Code.

Art. 14

Final Provisions

1.	This agreement contains all the agreements and arrangements made between the Parties. There are no oral side agreements

2.

Modifications of and/or amendments to this agreement shall only be valid if made in writing. This shall also apply to the cancellation or amendment of the requirement of the written form. These restrictions does not apply to individual agreements in the meaning of sec. 305b BGB.

3.

If any provision hereof is or becomes invalid, the validity of the other provisions hereof shall not be affected thereby. In such a case, the invalid provision shall be replaced with a valid provision which is as consistent as possible with the economic purpose of the invalid provision intended by the Parties. This shall also apply if a provision is or becomes invalid on account of the scope or extent of an obligation or a time period. In such case, the legally admissible scope or extent of obligation or time period shall apply.

4.	This agreement shall be governed by the laws of Germany.

Atotech Deutschland GmbH

represented by its shareholders’ meeting,

itself represented by

Berlin, 7.4.2017
(place, date)

/s/ Reinhard Schneider

Mr. Frauenknecht

, 4.4.2017
(place, date)

/s/ Peter Frauenknecht
Peter Frauenknecht

Acknowledgement of Receipt

Mr. Frauenknecht confirms the receipt of an original version of this agreement originally signed by both Parties.

Date:	10.4.2017

Signature:	/s/ Peter Frauenknecht
Peter Frauenknecht